Exhibit  (a)(i)

THE GABELLI GLOBAL DEAL FUND

STATEMENT OF PREFERENCES

OF

SERIES A CUMULATIVE CALLABLE  PREFERRED SHARES

     The Gabelli Global Deal Fund, a Delaware statutory trust (the “Fund”), hereby certifies that:

     FIRST: The Board of Trustees of the Fund (the “Board of Trustees”), at a meeting duly convened and held on ________ , 2008, pursuant to authority expressly vested in it by Article III of the Amended and Restated Agreement and Declaration of Trust, adopted resolutions classifying an unlimited amount of shares as authorized but unissued preferred shares of the Fund, and delegated the designation and issuance of such shares to a committee consisting of Messrs. James P. Conn, Michael J. Melarkey, and Salvatore J. Zizza (the “Pricing Committee”) at such times and in such amounts and on such terms and conditions as the Pricing Committee should determine.

     SECOND: The Pricing Committee, at a meeting duly convened and held on _________ , 2008, pursuant to the authority granted it by the Board of Trustees, approved the designation and issuance by the Fund of up to 2,140,000 shares of Series A Cumulative Callable Preferred Shares.

     THIRD: The preferences, rights, voting powers, restrictions, limitations as to dividends and distributions, qualifications, and terms and conditions of redemption of the Series A Preferred Shares as set by the Pricing Committee, are as follows:

DESIGNATION

     Series A Preferred Shares: A series of 2,140,000 preferred shares liquidation preference $50 per share, is hereby designated “Series A Cumulative Callable Preferred Shares” (the “Series A Preferred Shares”). Each share of Series A Preferred Shares may be issued on a date to be determined by the Board of Trustees; and have such other preferences, rights, voting powers, restrictions, limitations as to dividends and distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law or set forth in the Governing Documents applicable to Preferred Shares of the Fund, as are set forth in this Statement of Preferences. The Series A Preferred Shares shall constitute a separate series of Preferred Shares.

PART I

DEFINITIONS

     Unless the context or use indicates another or different meaning or intent, each of the following terms when used in this Statement of Preferences shall have the meaning ascribed to it below, whether such term is used in the singular or plural and regardless of tense:

     “Administrator” means Gabelli Funds, LLC, a New York limited liability company, or such other entity as shall be providing administrative services to the Fund and will include, as appropriate, any sub-administrator appointed by the Administrator.

     “Adviser” means Gabelli Funds, LLC, a New York limited liability company, or such other entity as shall be serving as the investment adviser of the Fund.

     “Annual Valuation Date” means the Valuation Date each calendar year so designated by the Fund, commencing in the calendar year 2008.

     “Asset Coverage” means asset coverage, as determined in accordance with Section 18(h) of the 1940 Act, of at least 200% with respect to all outstanding senior securities of the Fund which are stock, including all Outstanding Series A Preferred Shares (or such other asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are stock of a closed-end investment company as a condition of declaring dividends on its common stock), determined on the basis of values calculated as of a time within 48 hours (not including Saturdays, Sundays or holidays) next preceding the time of such determination.

     “Board of Trustees” means the Board of Trustees of the Fund or any duly authorized committee thereof as permitted by applicable law.

     “Business Day” means a day on which the New York Stock Exchange is open for trading and that is neither a Saturday, Sunday nor any other day on which banks in The City of New York, New York are authorized or obligated by law to close.

     “By-Laws” means the By-Laws of the Fund as amended from time to time.

     “Common Shares” means the common shares of beneficial interest, par value $0.001 per share, of the Fund.

     “Commission” means the Securities and Exchange Commission.

     “Cure Date” shall have the meaning set forth in paragraph 4(a) of Part II hereof.

     “Date of Original Issue” means [               ], and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

     “Declaration of Trust” means the Amended and Restated Agreement and Declaration of Trust of the Fund, dated as of November 3, 2006, as amended, supplemented or restated from time to time (including by this Statement of Preferences or by way of any other supplement or Statement of Preferences authorizing or creating a class of shares of beneficial interest in the Fund).

     “Deposit Assets” means cash, Short-Term Money Market Instruments and U.S. Government Obligations. Except for determining whether the Fund has assets with a Market Value equal to or greater than the Basic Maintenance Amount, each Deposit Asset shall be deemed to have a value equal to its principal or face amount payable at maturity plus any interest payable thereon after delivery of such Deposit Asset but only if payable on or prior to the applicable payment date in advance of which the relevant deposit is made.

     “Dividend-Disbursing Agent” means, with respect to the Series A Preferred Shares, American Stock Transfer & Trust Company and its successors or any other dividend-disbursing agent appointed by the Fund and, with respect to any other class or series of Preferred Shares, the entity appointed by the Fund as dividend-disbursing or paying agent with respect to such class or series.

     “Dividend Payment Date” means with respect to the Series A Preferred Shares, any date on which dividends and distributions declared by the Board of Trustees thereon are payable pursuant to the provisions of paragraph 2(a) of Part II of this Statement of Preferences and shall for the purposes of this Statement of Preferences have a correlative meaning with respect to any other class or series of Preferred Shares.

     “Dividend Period” shall have the meaning set forth in paragraph 2(a) of Part II hereof, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

     “Fund” means The Gabelli Global Deal Fund.

     “Governing Documents” means the Declaration of Trust and the By-Laws.

     “Independent Accountant” means a nationally recognized accountant, or firm of accountants, that is with respect to the Fund an independent public accountant or firm of independent public accountants under the Securities Act of 1933, as amended.

     “LIBOR” means, for any currency, the rate at which deposits denominated in such currency are offered to leading banks in the London interbank market (or, in the case of English Pounds Sterling, in the eurocurrency market).

     “LIBOR Rate” means, for the interest period for any Eurocurrency borrowing denominated in any currency, the rate appearing on Page 3750 of the Telerate service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrator from time to time for purposes of providing quotations of interest rates applicable to deposits in such currency in the London or other applicable interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such interest period, as LIBOR for deposits denominated in such currency with a maturity comparable to such interest period.  In the event that such rate is not available as described above for any reason, then the LIBOR Rate for such interest period shall be the rate at which deposits in such currency in the amount of $5,000,000 and for a maturity comparable to such interest period are offered by the principal London office of the Administrator in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such interest period.

     “Liquidation Preference” shall, with respect to the Series A Preferred Shares, have the meaning set forth in paragraph 3(a) of Part II hereof, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

     “Market Value” means the amount determined by the Fund with respect to specific assets in accordance with valuation policies adopted from time to time by the Board of Trustees as being in compliance with the requirements of the 1940 Act.

     Notwithstanding the foregoing, “Market Value” may, at the option of the Fund with respect to any of its assets, mean the amount determined with respect to specific assets of the Fund in the manner set forth below:

(a)
as to any common or preferred stock, (i) if the stock is traded on a national securities exchange or quoted on the Nasdaq System, the last sales price reported on the Valuation Date or (ii) if there was no reported sales price on the Valuation Date, the price reported by a recognized pricing service or (iii) if there was no such pricing service report on the Valuation date, the lower of two bid prices for such stock provided to the Administrator by two recognized securities dealers with minimum capitalizations of $25,000,000 or by one such securities dealer and any other source, at least one of which shall be provided in writing or by telecopy, telex, other electronic transcription, computer obtained quotation reducible to written form or similar means, and in turn provided to the Fund by any such means by such Administrator, or, if two bid prices cannot be obtained, such asset shall have a Market Value of zero;

(b)
as to any U.S. Government Obligation, Short-Term Money Market Instrument (other than demand deposits, federal funds, bankers’ acceptances and next Business Day repurchase agreements) and commercial paper with a maturity of greater than 60 days, the product of (i) the principal amount (accreted principal to the extent such instrument accretes interest) of such instrument, and (ii) the lower of the bid prices for the same kind of instruments having, as nearly as practicable, comparable interest rates and maturities provided by two recognized securities dealers with minimum capitalizations of $25,000,000 to the Administrator, at least one of which shall be provided in writing or by telecopy, telex, other electronic transcription, computer obtained quotation reducible to written form or similar means, and in turn provided to the Fund by any such means by such Administrator, or, if two bid prices cannot be obtained, such asset will have a Market Value of zero;

(c)	as to cash, demand deposits, federal funds, bankers’ acceptances and next Business Day repurchase agreements included in Short-Term Money Market Instruments, the face value thereof;

(d)
as to any U.S. Government Obligation, Short-Term Money Market Instrument or commercial paper with a maturity of 60 days or fewer, amortized cost unless the Board of Trustees determines that such value does not constitute fair value; and

(e)
as to any other evidence of indebtedness, (i) the product of (A) the unpaid principal balance of such indebtedness as of the Valuation Date and (B)(1) if such indebtedness is traded on a national securities exchange or quoted on the Nasdaq System, the last sales price reported on the Valuation Date or (2) if there was no reported sales price on the Valuation Date or if such indebtedness is not traded on a national securities exchange or quoted on the Nasdaq System, the lower of two bid prices for such indebtedness provided by two recognized dealers with minimum capitalizations of $25,000,000 to the Administrator, at least one of which shall be provided in writing or by telecopy, telex, other electronic transcription, computer obtained quotation reducible to written form or similar means, and in turn provided to the Fund by any such means by such Administrator, plus (ii) accrued interest on such indebtedness.

     “Monthly Valuation Date” means the last Valuation Date of each calendar month.

     “1933 Act” means the Securities Act of 1933, as amended, or any successor statute.

     “1940 Act” means the Investment Company Act of 1940, as amended, or any successor statute.

     “Outstanding” means, as of any date, Preferred Shares theretofore issued by the Fund except:

(a)	any such Preferred Share theretofore cancelled by the Fund or delivered to the Fund for cancellation;

(b)
any such Preferred Share, other than an Auction Rate Preferred Share, as to which a notice of redemption shall have been given and for whose payment at the redemption thereof Deposit Assets in the necessary amount are held by the Fund in trust for, or have been irrevocably deposited with the relevant disbursing agent for payment to, the holder of such share pursuant to the Statement of Preferences with respect thereto;

(c)
in the case of an Auction Rate Preferred Share, any such share theretofore delivered to the applicable auction agent for cancellation or with respect to which the Fund has given notice of redemption and irrevocably deposited with the applicable paying agent sufficient funds to redeem such share; and

(d)	any such Preferred Share in exchange for or in lieu of which other shares have been issued and delivered.

Notwithstanding the foregoing, (i) for purposes of voting rights (including the determination of the number of shares required to constitute a quorum), any Preferred Shares as to which any subsidiary of the Fund is the holder will be disregarded and deemed not Outstanding, (ii) in connection with any auction of Auction Rate Preferred Shares as to which the Fund or any Person known to the auction agent to be a subsidiary of the Fund is the holder will be disregarded and not deemed Outstanding.

     “Person” means and includes an individual, a partnership, the Fund, a trust, a corporation, a limited liability company, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

      “Preferred Shares” means the preferred shares, par value $0.001 per share, of the Fund, and includes the Series A Preferred Shares.

     “Pricing Service” means any of the following: Bloomberg Financial Service, Bridge Information Services, Data Resources Inc., FT Interactive, International Securities Market Association, Merrill Lynch Securities Pricing Service, Muller Data Corp., Reuters, S&P/J.J. Kenny, Telerate, Trepp Pricing, Wood Gundy, and independent broker quotes.

     “Redemption Price” has the meaning set forth in paragraph 4(a) of Part II hereof, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

     “Series A Preferred Shares” means the Series A Preferred Shares of the Fund.

     “Series A Asset Coverage Cure Date” means, with respect to the failure by the Fund to maintain Asset Coverage (as required by paragraph 6(a)(i) of Part II hereof) as of the last Business Day of each March, June, September and December of each year, 60 days following such Business Day.

     “Short-Term Money Market Instruments” means the following types of instruments if, on the date of purchase or other acquisition thereof by the Fund, the remaining term to maturity thereof is not in excess of 180 days:

(i)	commercial paper rated A-1 if such commercial paper matures in 30 days or A-1+ if such commercial paper matures in over 30 days;

(ii)
demand or time deposits in, and banker’s acceptances and certificates of deposit of (A) a depository institution or trust company incorporated under the laws of the United States of America or any state thereof or the District of Columbia or (B) a United States branch office or agency of a foreign depository institution (provided that such branch office or agency is subject to banking regulation under the laws of the United States, any state thereof or the District of Columbia);

(iii)	overnight funds; and

(iv)	U.S. Government Obligations.

     “U.S. Government Obligations” means direct obligations of the United States or by its agencies or instrumentalities that are entitled to the full faith and credit of the United States and that, other than United States Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption.

     “Valuation Date” means the last Business Day of each quarter, or such other date as the Fund may determine.

     “Voting Period” shall have the meaning set forth in paragraph 5(b) of Part II hereof.

PART II

Series A Cumulative Callable Preferred Shares

     1. Number of Shares; Ranking.

     (a) The initial number of authorized shares constituting the Series A Preferred Shares to be issued is 4,000,000. No fractional Series A Cumulative Shares shall be issued.

     (b) Series A Preferred Shares which at any time have been redeemed or purchased by the Fund shall, after such redemption or purchase, have the status of authorized but unissued Preferred Shares.

     (c) The Series A Preferred Shares shall rank on a parity with any other series of Preferred Shares as to the payment of dividends and liquidation preference to which such Shares are entitled.

     (d) No Holder of Series A Preferred Shares shall have, solely by reason of being such a holder, any preemptive or other right to acquire, purchase or subscribe for any Preferred Shares or Common Shares or other securities of the Fund which it may hereafter issue or sell.

     2. Dividends and Distributions.

     (a) The holders of Series A Preferred Shares shall be entitled to receive, when, as and if declared by, or under authority granted by, the Board of Trustees, out of funds legally available therefor, cumulative cash dividends and distributions, calculated separately for each Dividend Period at the rate of (i) [   ]% per annum, provided, however, that, if the daily average [   ] month LIBOR during the preceding calendar quarter preceding any dividend payment date plus ____ basis points was [   ]% or greater, the dividend rate for the distribution on such dividend payment date will be 25% of the sum of such average amount plus [    ]%, calculated separately for each Dividend Period of the Liquidation Preference on the Series A Cumulative Callable Preferred Shares and no more, computed on the basis of a 360-day year consisting of twelve 30-day months and payable quarterly on ______, ______, ______, and ______ in each year (each, a “Dividend Payment Date”) commencing on ______      , 2008 (or, if any such day is not a Business Day, then on the next succeeding Business Day) to holders of record of Series A Preferred Shares as they appear on the stock register of the Fund at the close of business on the fifth preceding Business Day in preference to dividends and distributions on Common Shares and any other capital shares of the Fund ranking junior to the Series A Preferred Shares in payment of dividends and distributions. Dividends and distributions on Series A Preferred Shares shall accumulate from the date on which such shares are originally issued. Each period beginning on and including a Dividend Payment Date (or the Date of Original Issue, in the case of the first dividend period after issuance of such shares) and ending on but excluding the next succeeding Dividend Payment Date is referred to herein as a “Dividend Period.” Dividends and distributions on account of arrears for any past Dividend Period or in connection with the redemption of Series A Preferred Shares may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date not exceeding 30 days preceding the payment date thereof as shall be fixed by the Board of Trustees.

     (b) (i) No full dividends and distributions shall be declared or paid on Series A Preferred Shares for any Dividend Period or part thereof unless full cumulative dividends and distributions due through the most recent Dividend Payment Dates therefor for all series of Preferred Shares of the Fund ranking on a parity with the Series A Preferred Shares as to the payment of dividends and distributions have been or contemporaneously are declared and paid through the most recent Dividend Payment Dates therefor. If full cumulative dividends and distributions due have not been paid on all such Outstanding Preferred Shares, any dividends and distributions being paid on such Preferred Shares (including the Series A Preferred Shares) will be paid as nearly pro rata as possible in proportion to the respective amounts of dividends and distributions accumulated but unpaid on each such series of Preferred Shares on the relevant Dividend Payment Date. No holders of Series A Preferred Shares shall be entitled to any dividends and distributions, whether payable in cash, property or shares, in excess of full cumulative dividends and distributions as provided in this paragraph 2(b)(i) on Series A Preferred Shares. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payments on any Series A Preferred Shares that may be in arrears.

          (ii) For so long as Series A Preferred Shares are Outstanding, the Fund shall not pay any dividend or other distribution (other than a dividend or distribution paid in Common Shares, or options, warrants or rights to subscribe for or purchase Common Shares or other shares, if any, ranking junior to the Series A Preferred Shares as to dividends and distributions and upon liquidation) in respect of the Common Shares or any other shares of the Fund ranking junior to the Series A Preferred Shares as to the payment of dividends and distributions and upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares or any other shares of the Fund ranking junior to the Series A Preferred Shares as to the payment of dividends and distributions and upon liquidation (except by conversion into or exchange for shares of the Fund ranking junior to the Series A Preferred Shares as to dividends and distributions and upon liquidation), unless, in each case, (A) the Fund shall have Asset Coverage, (B) all cumulative dividends and distributions on all Series A Preferred Shares due on or prior to the date of the transaction have been declared and paid (or shall have been declared and sufficient funds for the payment thereof deposited with the applicable Dividend-Disbursing Agent) and (C) the Fund has redeemed the full number of Series A Preferred Shares to be redeemed mandatorily pursuant to any provision contained herein for mandatory redemption.

          (iii) Any dividend payment made on the Series A Preferred Shares shall first be credited against the dividends and distributions accumulated with respect to the earliest Dividend Period for which dividends and distributions have not been paid.

     (c) Not later than the Business Day immediately preceding each Dividend Payment Date, the Fund shall deposit with the Dividend-Disbursing Agent Deposit Assets having an initial combined value sufficient to pay the dividends and distributions that are payable on such Dividend Payment Date, which Deposit Assets shall mature on or prior to such Dividend Payment Date. The Fund may direct the Dividend-Disbursing Agent with respect to the investment of any such Deposit Assets, provided that such investment consists exclusively of Deposit Assets and provided further that the proceeds of any such investment will be available at the opening of business on such Dividend Payment Date.

     3. Liquidation Rights.

     (a) In the event of any liquidation, dissolution or winding up of the affairs of the Fund, whether voluntary or involuntary, the holders of Series A Preferred Shares shall be entitled to receive out of the assets of the Fund available for distribution to shareholders, after satisfying claims of creditors but before any distribution or payment shall be made in respect of the Common Shares or any other shares of the Fund ranking junior to the Series A Preferred Shares as to liquidation payments, a liquidation distribution in the amount of $50.00 per share (the “Liquidation Preference”), plus an amount equal to all unpaid dividends and distributions accumulated to and including the date fixed for such distribution or payment (whether or not earned or declared by the Fund, but excluding interest thereon), and such holders shall be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up.

     (b) If, upon any liquidation, dissolution or winding up of the affairs of the Fund, whether voluntary or involuntary, the assets of the Fund available for distribution among the holders of all Outstanding Series A Preferred Shares, and any other Outstanding class or series of Preferred Shares of the Fund ranking on a parity with the Series A Preferred Shares as to payment upon liquidation, shall be insufficient to permit the payment in full to such holders of Series A Preferred Shares of the Liquidation Preference plus accumulated and unpaid dividends and distributions and the amounts due upon liquidation with respect to such other Preferred Shares, then such available assets shall be distributed among the holders of Series A Preferred Shares and such other Preferred Shares ratably in proportion to the respective preferential liquidation amounts to which they are entitled. Unless and until the Liquidation Preference plus accumulated and unpaid dividends and distributions has been paid in full to the holders of Series A Preferred Shares, no dividends or distributions will be made to holders of the Common Shares or any other shares of the Fund ranking junior to the Series A Preferred Shares as to liquidation.

     4. Redemption.

     The Series A Preferred Shares shall be redeemed by the Fund as provided below:

     (a) Mandatory Redemptions.

     The Fund is required to redeem the Series A Cumulative Callable Preferred Shares on _________,          . If the Fund is required to redeem any Preferred Shares (which may include Series A Cumulative Callable Preferred Shares) prior to _________,        pursuant to paragraphs 6(b) or 6(c) of Part II hereof, then the Fund shall, to the extent permitted by the 1940 Act and Delaware law, by the close of business on such Series A Asset Coverage Cure Date (herein referred to as a “Cure Date”), as the case may be, fix a redemption date and proceed to redeem shares as set forth in paragraph 4(c) hereof. On such redemption date, the Fund shall redeem, out of funds legally available therefor, the number of Preferred Shares, which, to the extent permitted by the 1940 Act and Delaware law, at the option of the Fund may include any proportion of Series A Preferred Shares or any other series of Preferred Shares, equal to the minimum number of shares the redemption of which, if such redemption had occurred immediately prior to the opening of business on such Cure Date, would have resulted in the Fund having Asset Coverage immediately prior to the opening of business on such Cure Date or, if Asset Coverage cannot be so restored, all of the Outstanding Series A Preferred Shares, at a price equal to $50.00 per share plus accumulated but unpaid dividends and distributions (whether or not earned or declared by the Fund) through the date of redemption (the “Redemption Price”). In the event that Preferred Shares are redeemed pursuant to paragraphs 6(b) or 6(c) of Part II hereof, the Fund may, but is not required to, redeem a sufficient number of Series A Preferred Shares pursuant to this paragraph 4(a) which, when aggregated with other Preferred Shares redeemed by the Fund, permits the Fund to have with respect to the Preferred Shares (including the Series A Preferred Shares) remaining Outstanding after such redemption, Asset Coverage of as much as 220%. In the event that all of the Series A Preferred Shares then Outstanding are required to be redeemed pursuant to paragraph 6 of Part II hereof, the Fund shall redeem such shares at the Redemption Price and proceed to do so as set forth in paragraph 4(c) hereof.

     (b) Optional Redemptions.

    The Fund may on any one or more occasions redeem all or any part of the Preferred Shares, upon not less than 30 nor more than 60 days' prior notice, at the redemption prices (expressed as percentages of liquidation preference) set forth below, plus accumulated and unpaid dividends, if redeemed during the twelve-month period beginning on ____ of the years indicated below:

Year	Percentage
2009	103%
2010	102%
2011	101%
2012 and thereafter	100%

   (c) Procedures for Redemption.

          (i) If the Fund shall determine or be required to redeem Series A Preferred Shares pursuant to this paragraph 4, it shall mail a written notice of redemption (“Notice of Redemption”) with respect to such redemption by first class mail, postage prepaid, to each holder of the shares to be redeemed at such holder’s address as the same appears on the stock register of the Fund on the close of business on such date as the Board of Trustees or its delagatee may determine, which date shall not be earlier than the second Business Day prior to the date upon which such Notice of Redemption is mailed to the holders of Series A Preferred Shares. Each such Notice of Redemption shall state: (A) the redemption date as established by the Board of Trustees or its delagatee; (B) the number of Series A Preferred Shares to be redeemed; (C) the CUSIP number(s) of such shares; (D) the Redemption Price (specifying the amount of accumulated dividends to be included therein); (E) the place or places where the certificate(s) for such shares (properly endorsed or assigned for transfer, if the Board of Trustees or its delagatee shall so require and the Notice of Redemption shall so state) are to be surrendered for payment in respect of such redemption; (F) that dividends and distributions on the shares to be redeemed will cease to accrue on such redemption date; (G) the provisions of this paragraph 4 under which such redemption is made; and (H) in the case of a redemption pursuant to paragraph 4(b), any conditions precedent to such redemption. If fewer than all Series A Preferred Shares held by any holder are to be redeemed, the Notice of Redemption mailed to such holder also shall specify the number or percentage of shares to be redeemed from such holder. No defect in the Notice of Redemption or the mailing thereof shall affect the validity of the redemption proceedings, except as required by applicable law.

          (ii) If the Fund shall give a Notice of Redemption, then by the close of business on the Business Day preceding the redemption date specified in the Notice of Redemption (so long as any conditions precedent to such redemption have been met) or, if the Dividend-Disbursing Agent so agrees, another date not later than the redemption date, the Fund shall (A) deposit with the Dividend-Disbursing Agent Deposit Assets that shall mature on or prior to such redemption date having an initial combined value sufficient to effect the redemption of the Series A Preferred Shares to be redeemed and (B) give the Dividend-Disbursing Agent irrevocable instructions and authority to pay the Redemption Price to the holders of the Series A Preferred Shares called for redemption on the redemption date. The Fund may direct the Dividend-Disbursing Agent with respect to the investment of any Deposit Assets so deposited provided that the proceeds of any such investment will be available at the opening of business on such redemption date. Upon the date of such deposit (unless the Fund shall default in making payment of the Redemption Price), all rights of the holders of the Series A Preferred Shares so called for redemption shall cease and terminate except the right of the holders thereof to receive the Redemption Price thereof and such shares shall no longer be deemed Outstanding for any purpose. The Fund shall be entitled to receive, promptly after the date fixed for redemption, any cash in excess of the aggregate Redemption Price of the Series A Preferred Shares called for redemption on such date and any remaining Deposit Assets. Any assets so deposited that are unclaimed at the end of two years from such redemption date shall, to the extent permitted by law, be repaid to the Fund, after which the holders of the Series A Preferred Shares so called for redemption shall look only to the Fund for payment of the Redemption Price thereof. The Fund shall be entitled to receive, from time to time after the date fixed for redemption, any interest on the Deposit Assets so deposited.

          (iii) On or after the redemption date, each holder of Series A Preferred Shares that are subject to redemption shall surrender the certificate evidencing such shares to the Fund at the place designated in the Notice of Redemption and shall then be entitled to receive the cash Redemption Price, without interest.

          (iv) In the case of any redemption of less than all of the Series A Preferred Shares pursuant to this Statement of Preferences, such redemption shall be made pro rata from each holder of Series A Cumulative Callable Preferred Shares in accordance with the respective number of shares held by each such holder on the record date for such redemption.

          (v) Notwithstanding the other provisions of this paragraph 4, the Fund shall not redeem Series A Cumulative Callable Preferred Shares unless all accumulated and unpaid dividends and distributions on all Outstanding Series A Cumulative Callable Preferred Shares and other Preferred Shares ranking on a parity with the Series A Cumulative Callable Preferred Shares with respect to dividends and distributions for all applicable past Dividend Periods (whether or not earned or declared by the Fund) shall have been or are contemporaneously paid or declared and Deposit Assets for the payment of such dividends and distributions shall have been deposited with the Dividend-Disbursing Agent as set forth in paragraph 2(c) of Part II hereof, provided, however, that the foregoing shall not prevent the purchase or acquisition of outstanding Preferred Shares pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to holders of all Outstanding Series A Cumulative Callable Preferred Shares.

     If the Fund shall not have funds legally available for the redemption of, or is otherwise unable to redeem, all the Series A Cumulative Callable Preferred Shares or other Preferred Shares designated to be redeemed on any redemption date, the Fund shall redeem on such redemption date the number of Series A Cumulative Callable Preferred Shares and other Preferred Shares so designated as it shall have legally available funds, or is otherwise able, to redeem ratably on the basis of the Redemption Price from each holder whose shares are to be redeemed, and the remainder of the Series A Cumulative Callable Preferred Shares and other Preferred Shares designated to be redeemed shall be redeemed on the earliest practicable date on which the Fund shall have funds legally available for the redemption of, or is otherwise able to redeem, such shares upon Notice of Redemption.

     5. Voting Rights.

     (a) General.

     Except as otherwise provided in the Governing Documents or a resolution of the Board of Trustees or its delegatee, or as required by applicable law, holders of Series A Cumulative Callable Preferred Shares shall have no power to vote on any matter except matters submitted to a vote of the Common Shares. In any matter submitted to a vote of the holders of the Common Shares, each holder of Series A Cumulative Callable Preferred Shares shall be entitled to one vote for each Series A Preferred Share held and the holders of the Outstanding Preferred Shares, including Series A Cumulative Callable Preferred Shares, and the Common Shares shall vote together as a single class; provided, however, that at any meeting of the shareholders of the Fund held for the election of Trustees, the holders of the Outstanding Preferred Shares, including Series A Cumulative Callable Preferred Shares, shall be entitled, as a class, to the exclusion of the holders of all other securities and classes of capital shares of the Fund, to elect a number of Fund trustees, such that following the election of trustees at the meeting of the shareholders, the Fund Board of Trustees shall contain two trustees elected by the holders of the Outstanding Preferred Shares, including the Series A Cumulative Callable Preferred Shares. Subject to paragraph 5(b) of Part II hereof, the holders of the outstanding capital shares of the Fund, including the holders of Outstanding Preferred Shares, including the Series A Cumulative Callable Preferred Shares, voting as a single class, shall elect the balance of the trustees.

     (b) Right to Elect Majority of Board of Trustees.

     During any period in which any one or more of the conditions described below shall exist (such period being referred to herein as a “Voting Period”), the number and/or composition of trustees constituting the Board of Trustees shall be adjusted as necessary to permit the holders of Outstanding Preferred Shares, including the Series A Preferred Shares, voting separately as one class (to the exclusion of the holders of all other securities and classes of capital shares of the Fund) to elect the number of trustees that, when added to the two trustees elected exclusively by the holders of Preferred Shares pursuant to paragraph 5(a) above, would constitute a simple majority of the Board of Trustees as so adjusted. The Fund and the Board of Trustees shall take all necessary actions, including effecting the removal of trustees or amendment of the Fund Declaration of Trust, to effect an adjustment of the number and/or composition of trustees as described in the preceding sentence. A Voting Period shall commence:

          (i) if at any time accumulated dividends and distributions (whether or not earned or declared, and whether or not funds are then legally available in an amount sufficient therefor) on the Outstanding Series A Preferred Shares equal to at least two full years’ dividends and distributions shall be due and unpaid and sufficient cash or specified securities shall not have been deposited with the Dividend-Disbursing Agent for the payment of such accumulated dividends and distributions; or

          (ii) if at any time holders of any other Preferred Shares are entitled to elect a majority of the Trustees of the Fund under the 1940 Act or Statement of Preferences creating such shares.

     Upon the termination of a Voting Period, the voting rights described in this paragraph 5(b) shall cease, subject always, however, to the reverting of such voting rights in the holders of Preferred Shares upon the further occurrence of any of the events described in this paragraph 5(b).

     (c) Right to Vote with Respect to Certain Other Matters.

     Subject to paragraph 1 of Part III of this Statement of Preferences, so long as any Series A Preferred Shares are Outstanding, the Fund shall not amend, alter or repeal the provisions of this Statement of Preferences so as to in the aggregate adversely affect the rights and preferences set forth in any Statement of Preferences, including the Series A Preferred Shares, without the affirmative vote of the holders of a majority (as defined in the 1940 Act) of the Preferred Shares Outstanding at the time and present and voting on such matter, voting separately as one class. To the extent permitted under the 1940 Act, in the event that more than one series of Preferred Shares are Outstanding, the Fund shall not effect any of the actions set forth in the preceding sentence which in the aggregate adversely affects the rights and preferences set forth in the Statement of Preferences for a series of Preferred Shares differently than such rights and preferences for any other series of Preferred Shares without the affirmative vote of the holders of at least a majority of the Preferred Shares Outstanding and present and voting on such matter of each series adversely affected (each such adversely affected series voting separately as a class to the extent its rights are affected differently). The holders of the Series A

Preferred Shares shall not be entitled to vote on any matter that affects the rights or interests of only one or more other series of Preferred Shares. Unless a higher percentage is required under the Governing Documents or applicable provisions of the Delaware Statutory Trust Act or the 1940 Act, the affirmative vote of the holders of a majority of the Outstanding Preferred Shares, including Series A Preferred Shares, voting together as a single class, will be required to approve any plan of reorganization adversely affecting the Preferred Shares or any action requiring a vote of security holders under Section 13(a) of the 1940 Act. For purposes of this paragraph 5(c), the phrase “vote of the holders of a majority of the Outstanding Preferred Shares” or series or series thereof (or any like phrase) shall mean, in accordance with Section 2(a)(42) of the 1940 Act, the vote, at the annual or a special meeting of the shareholders of the Fund duly called (i) of 67 percent or more of the Preferred Shares or series or series thereof present at such meeting, if the holders of more than 50 percent of the Outstanding Preferred Shares or series or series thereof are present or represented by proxy; or (ii) of more than 50 percent of the Outstanding Preferred Shares or series or series thereof, whichever is less. The class vote of holders of Preferred Shares described above will in each case be in addition to a separate vote of the requisite percentage of Common Shares and Preferred Shares, including Series A Preferred Shares, voting together as a single class, necessary to authorize the action in question. An increase in the number of authorized Preferred Shares pursuant to the Governing Documents or the issuance of additional shares of any series of Preferred Shares (including Series A Preferred Shares) pursuant to the Governing Documents shall not be considered to adversely affect the rights and preferences of the Preferred Shares.

     (d) Voting Procedures.

          (i) As soon as practicable after the accrual of any right of the holders of Preferred Shares to elect additional trustees as described in paragraph 5(b) above, the Fund shall call a special meeting of such holders and instruct the Dividend-Disbursing Agent to mail a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 30 days after the date of mailing of such notice. If the Fund fails to send such notice to the Dividend-Disbursing Agent or if the Fund does not call such a special meeting, it may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the day on which such notice is mailed or such other date as the Board of Trustees shall determine. At any such special meeting and at each meeting held during a Voting Period, such holders of Preferred Shares, voting together as a class (to the exclusion of the holders of all other securities and classes of capital shares of the Fund), shall be entitled to elect the number of trustees prescribed in paragraph 5(b) above on a one-vote-per-share basis. At any such meeting, or adjournment thereof in the absence of a quorum, a majority of such holders present in person or by proxy shall have the power to adjourn the meeting without notice, other than by an announcement at the meeting, to a date not more than 120 days after the original record date.

          (ii) For purposes of determining any rights of the holders of Series A Preferred Shares to vote on any matter or the number of shares required to constitute a quorum, whether such right is created by this Statement of Preferences, by the other provisions of the Governing Documents, by statute or otherwise, any Series A Preferred Share which is not Outstanding shall not be counted.

          (iii) The terms of office of all persons who are trustees of the Fund at the time of a special meeting of holders of Preferred Shares to elect trustees and who remain trustees following such meeting shall continue, notwithstanding the election at such meeting by such holders of the number of trustees that they are entitled to elect, and the persons so elected by such holders, together with the two incumbent trustees elected by the holders of Preferred Shares, and the remaining incumbent trustees elected by the holders of the Common Shares and Preferred Shares, shall constitute the duly elected trustees of the Fund.

          (iv) Upon the expiration of a Voting Period, the terms of office of the additional trustees elected by the holders of Preferred Shares pursuant to paragraph 5(b) above shall expire at the earliest time permitted by law, and the remaining trustees shall constitute the trustees of the Fund and the voting rights of such holders of Preferred Shares, including Series A Preferred Shares, to elect additional trustees pursuant to paragraph 5(b) above shall cease, subject to the provisions of the last sentence of paragraph 5(b). Upon the expiration of the terms of the trustees elected by the holders of Preferred Shares pursuant to paragraph 5(b) above, the number of trustees shall be automatically reduced to the number of trustees on the Board immediately preceding such Voting Period.

     (e) Exclusive Remedy.

     Unless otherwise required by law, the holders of Series A Preferred Shares shall not have any rights or preferences other than those specifically set forth herein. The holders of Series A Preferred Shares shall have no preemptive rights or rights to cumulative voting. In the event that the Fund fails to pay any dividends and distributions on the Series A Preferred Shares or fails to complete any voluntary or mandatory redemption, the exclusive remedy of the holders shall be the right to vote for trustees pursuant to the provisions of this paragraph 5.

     6. Coverage Tests.

     (a) Determination of Compliance.

     For so long as any Series A Preferred Shares are Outstanding, the Fund shall make the following determinations:

          (i) Asset Coverage. The Fund shall have Asset Coverage as of the last Business Day of each March, June, September and December of each year in which any Series A Preferred Shares are Outstanding.

     (b) Failure to Meet Asset Coverage.

     If the Fund fails to have Asset Coverage as provided in paragraph 6(a)(i) hereof and such failure is not cured as of the related Series A Asset Coverage Cure Date, (i) the Fund shall give a Notice of Redemption as described in paragraph 4 of Part II hereof with respect to the redemption of a sufficient number of Preferred Shares, which at the Fund determination (to the extent permitted by the 1940 Act and Delaware law) may include any proportion of Series A Preferred Shares, to enable it to meet the requirements of paragraph 6(a)(i) above, and, at the Fund discretion, such additional number of Series A Preferred Shares or other Preferred Shares in order that the Fund have Asset Coverage with respect to the Series A Preferred Shares and any other Preferred Shares remaining Outstanding after such redemption as great as 220%, and (ii) deposit with the Dividend-Disbursing Agent Deposit Assets having an initial combined value sufficient to effect the redemption of the Series A Preferred Shares or other Preferred Shares to be redeemed, as contemplated by paragraph 4 of Part II hereof.

     (c) Status of Shares Called for Redemption.

     For purposes of determining whether the requirements of paragraphs 6(a)(i) and 5(a)(ii)(A) hereof are satisfied, (i) no Series A Preferred Share shall be deemed to be Outstanding for purposes of any computation if, prior to or concurrently with such determination, sufficient Deposit Assets to pay the full Redemption Price for such share shall have been deposited in trust with the Dividend-Disbursing Agent (or applicable paying agent) and the requisite Notice of Redemption shall have been given, and (ii) such Deposit Assets deposited with the Dividend-Disbursing Agent (or paying agent) shall not be included.

     7. Certain Other Restrictions.

     The Fund may engage in the lending of its portfolio securities, provided that the Fund receives cash collateral for such loaned securities which is maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities and, if invested, is invested only in Short-Term Money Market Instruments or in money market mutual funds meeting the requirements of Rule 2a-7 under the 1940 Act that maintain a constant $1.00 per share net asset value and treat the loaned securities rather than the collateral as the assets of the Fund for purposes of determining compliance with paragraph 6 of Part II hereof.

     8. Limitation on Incurrence of Additional Indebtedness and Issuance of Additional Preferred Shares

     (a) So long as any Series A Preferred Shares are Outstanding the Fund may issue and sell one or more series of a class of senior securities of the Fund representing indebtedness under Section 18 of the 1940 Act and/or otherwise create or incur indebtedness, provided that immediately after giving effect to the incurrence of such indebtedness and to its receipt and application of the proceeds thereof, the Fund shall have an “asset coverage” for all senior securities representing indebtedness, as defined in Section 18(h) of the 1940 Act, of at least 300% of the amount of all indebtedness of the Fund then outstanding and no such additional indebtedness shall have any preference or priority over any other indebtedness of the Fund constituting senior securities upon the distribution of the assets of the Fund or in respect of the payment of interest. Any possible liability resulting from lending and/or borrowing portfolio securities, entering into reverse repurchase agreements, entering into futures contracts and writing options, to the extent such transactions are made in accordance with the investment restrictions of the Fund then in effect, shall not be considered to be indebtedness limited by this paragraph 8(a).

     (b) So long as any Series A Preferred Shares are Outstanding, the Fund may issue and sell shares of one or more other series of Preferred Shares constituting a series of a class of senior securities of the Fund representing stock under Section 18 of the 1940 Act in addition to the Series A Preferred Shares, provided that (i) the Fund shall, immediately after giving effect to the issuance of such additional Preferred Shares and to its receipt and application of the proceeds thereof, including, without limitation, to the redemption of Preferred Shares for which a Redemption Notice has been mailed prior to such issuance, have an “asset coverage” for all senior securities which are stock, as defined in Section 18(h) of the 1940 Act, of at least 200% of the sum of the liquidation preference of the Series A Preferred Shares and all other Preferred Shares of the Fund then Outstanding, and (ii) no such additional Preferred Shares shall have any preference or priority over any other Preferred Shares of the Fund upon the distribution of the assets of the Fund or in respect of the payment of dividends.

     9. Status of Redeemed or Repurchased Series A Preferred

     Series A Preferred Shares which at any time have been redeemed or purchased by the Fund shall, after such redemption or purchase, have the status of authorized but unissued Preferred Shares.

PART III

ABILITY OF THE BOARD OF TRUSTEES TO MODIFY THE STATEMENT OF PREFERENCES

     Other Modification.

     Notwithstanding the provisions of the preceding paragraph, to the extent permitted by law, the Board of Trustees or its delegatee, without the vote of the holders of the Series A Preferred Shares or any other capital shares of the Fund, may amend the provisions of this Statement of Preferences to resolve any inconsistency or ambiguity or to remedy any formal defect so long as the amendment does not in the aggregate adversely affect the rights and preferences of the Series A Preferred Shares.

     IN WITNESS WHEREOF, The Gabelli Global Deal Fund has caused these presents to be signed in its name and on its behalf by a duly authorized officer, who acknowledges said instrument to be the corporate act of the Fund, and states that to the best of such officer's knowledge, information and belief under penalty of perjury the matters and facts herein set forth with respect to approval are true in all material respects, all as of                     , 2008.

By:
	Name:	Bruce N. Alpert
	Title:	President and Principal Executive Officer

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